David E. Coffey C.P.A.

6767 West Tropicana, Suite 216

Las Vegas, Nevada  89103

Beeston Enterprises

Las Vegas, Nevada

        This letter will acknowledge my agreement to include or refer to the financial statements which I have audited for the cumulative period ended as of December 31, 2002, in the filing of the SB 2 Registration with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey C.P.A.

David E. Coffey C.P.A.

May 15, 2003